Exhibit 99.1

American Eagle Outfitters Reports July Sales Of $219 Million

Same Store Sales Were Flat to Last Year

Narrows Second quarter EPS guidance

Pittsburgh - August 5, 2010 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended July 31, 2010 increased 2% to $219 million, compared to $215 million for the four weeks ended August 1, 2009.  Comparable store sales were flat for the month, compared to an 11% decrease for the same period last year.

Total sales for the second quarter ended July 31, 2010 increased 1% to $662 million, compared to $658 million for the quarter ended August 1, 2009. Comparable store sales decreased 1% for the quarter compared to a 10% decline for the same period last year.

Total sales for the 26 week year-to-date period ended July 31, 2010 increased 4% to $1.322 billion, compared to $1.270 billion for the 26 weeks ended August 1, 2009. Comparable store sales increased 2% for the year-to-date period compared to a 10% decline for the same period last year.

Management expects second quarter adjusted earnings to be in the range of $0.12 to $0.13 per diluted share, which is consistent with the previous guidance that EPS would be on the low end of $0.12 to $0.16 per diluted share. On a GAAP basis, the second quarter guidance range is ($0.01) to $0.00 per diluted share and includes estimated closing charges and an operating loss related to MARTIN+OSA of approximately $0.13 per diluted share as outlined in the table below. This guidance excludes the potential impact of investment security charges. Second quarter guidance compares to adjusted EPS of $0.18 per diluted share for the second quarter ended August 1, 2009, which excluded an operating loss related to MARTIN+OSA as outlined in the table below.

During the month, the company repurchased 3.3 million shares, bringing the year-to-date total to 14 million shares for a total cost of $192 million.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally (585) 267-8021. The company will announce second quarter earnings on Wednesday, August 25 and management will hold a conference call at 9:00 am. To listen to the call, please dial (877) 407-0789.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share ("non-GAAP" or "adjusted"). This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company's operating performance, when reviewed in conjunction with the company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company's business and operations.

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)
	13 Weeks Ended		13 Weeks Ended
	July 31, 2010	July 31, 2010	August 1, 2009
	Low Range	High Range
Diluted EPS on a GAAP basis	($0.01)	$0.00	$0.14
Add back: MARTIN+OSA operating loss and shut down costs	0.13	0.13	0.04
Non-GAAP Diluted EPS	0.12	0.13	0.18

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 934 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 144 standalone stores in the U.S. and Canada and online at www.aerie.com.  The latest brand, 77kids by american eagle, is available online at www.77kids.com, as well as at five stores across the nation. The 77kids brand offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's second quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300